Exhibit 99.1

BIOSCRIP REPORTS 2011 THIRD QUARTER FINANCIAL RESULTS

Elmsford, NY – November 8, 2011 – BioScrip, Inc. (Nasdaq: BIOS) today announced 2011 third quarter financial results.  Revenue for the three months ended September 30, 2011 was $454.0 million and net income was $0.5 million, or $0.01 per diluted share, including $5.0 million in restructuring charges, severance and other employee costs.  Excluding the after tax effect of these charges, the Company earned $0.10 per diluted share.  Adjusted EBITDA for the third quarter was $19.0 million.

Third Quarter Highlights

•	Revenue was $454.0 million, an increase of $12.9 million or 2.9% compared to prior year;
•	Gross profit was $77.1 million or 17.0% of sales, compared to $75.4 million or 17.1% of sales in the prior year;
•	Adjusted EBITDA generated by the operating segments before allocation of corporate expenses was $25.8 million, compared to $25.7 million in the prior year;
•	Adjusted EBITDA was $19.0 million, compared to $18.1 million in the prior year;
•	Restructuring expense of $3.5 million and acquisition, integration, severance and other employee costs of $1.5 million were recorded as a result of the Company’s strategic assessment;
•	Net income was $0.5 million, or $0.01 per diluted share, compared to $2.0 million, or $0.04 per diluted share in the prior year;
•	Net income, excluding the after tax effect of the restructuring charges, severance and other employee costs, was $5.7 million, or $0.10 per diluted share;
•	Current portion of long-term debt decreased from $81.4 million at December 31, 2010 to $52.0 million at September 30, 2011;
•	Cash provided by operating activities was $39.5 million for the nine months ended September 30, 2011 compared to $5.9 million for the prior year.

Rick Smith, President and Chief Executive Officer of BioScrip, stated, “In the third quarter, we generated $19.0 million in Adjusted EBITDA and continued to grow patient census through our local referral sources and expanded managed care relationships in both our Pharmacy Services and Infusion/Home Health Services segments.  We achieved a 2.9% increase in year-over-year revenue, replaced $19 million of discontinued revenue included in Q3 2010, and maintained our gross margin.  Overall growth occurred in spite of a challenging economic environment impacting demand for services, lower acuity levels, shifts in reimbursement rates, and other short term trends impacting companies industry wide.  The diversification that we have in our payor mix has enabled us to keep making forward progress.”

“While we have more work ahead of us, the current quarter’s results reflect progress from our efforts over the last year,” concluded Mr. Smith.

Results of Operations

Third Quarter 2011 versus Third Quarter 2010

Revenue for the third quarter of 2011 totaled $454.0 million, compared to $441.2 million for the same period a year ago, an increase of $12.9 million, or 2.9%.  Infusion/Home Health Services revenue for the third quarter of 2011 was $109.6 million compared to $111.8 in the prior year, a decrease of $2.3 million, or 2.1%.  Pharmacy Services revenue for the third quarter of 2011 was $344.5 million compared to $329.3 million for the prior year period, an increase of $15.2 million, or 4.6%.  Consolidated gross profit for the third quarter of 2011 was $77.1 million, or 17.0% of revenue, compared to $75.4 million, or 17.1% of revenue, for the third quarter of 2010.  Operating income was $7.9 million, including $5.0 million of restructuring charges, acquisition, integration, severance and other employee costs compared to operating income of $12.2 million for the third quarter of 2010, including $1.0 million of acquisition, integration, severance and other employee costs.

During the third quarter of 2011, BioScrip generated $25.8 million of segment Adjusted EBITDA, or 5.7% of total revenue, compared to $25.7 million, or 5.8% of total revenue in the prior year.  The Infusion/Home Health Services segment generated $10.5 million of Adjusted EBITDA, or 9.6% of segment revenue compared to $14.9 million, or 13.4% of segment revenue in the prior year.  This is a result of decreased patient volumes in both anti-infective therapies and the IVIG therapy, a decrease in Medicare and Medicaid home health reimbursement rates and an increase in the provision for bad debt.  In addition, reimbursement rates on certain managed care contracts which were previously billed as out-of-network provider status contributed to the decrease.  The Pharmacy Services segment generated $15.4 million of segment Adjusted EBITDA, or 4.5% of segment revenue.  This compares to $10.7 million, or 3.3% of segment revenue in the prior year. Pharmacy Services segment Adjusted EBITDA increased due to growth in discount cash card program volumes, new managed care contracts, growth in oncology, arthritis and multiple sclerosis therapies, and industry-wide drug inflation.  In addition, the Pharmacy Services segment experienced a reduction in bad debt expense.  In total, consolidated bad debt expense decreased from $5.3 million in 2010 to $3.7 million in 2011.

On a consolidated basis, BioScrip reported $19.0 million of Adjusted EBITDA during the third quarter of 2011, or 4.2% of total revenue, compared to $18.1 million, or 4.1% of total revenue in the prior year.

Interest expense in the third quarter of 2011 was $7.1 million, compared to $8.1 million for the same period in 2010.  The decrease is due to a lower average debt balance compared to the prior year and a refinancing in December 2010 that resulted in a lower effective interest rate.

Net income for the third quarter of 2011 was $0.5 million, or $0.01 per diluted share, compared to net income of $2.0 million, or $0.04 per diluted share in the prior year.

Nine Months Ended 2011 versus Nine Months Ended 2010

Revenue for the nine months ended September 30, 2011 was $1.3 billion compared to $1.2 billion for the comparable period a year ago.  Infusion/Home Health Services segment revenue for the nine months ended September 30, 2011 was $329.4 million, compared to $264.6 million for the same period a year ago, an increase of $64.7 million, or 24.5%, primarily as a result of the CHS acquisition in March 2010. Pharmacy Services segment revenue for the nine months ended September 30, 2011 was $1.0 billion compared to revenue of $923.6 million for the same period a year ago, an increase of $81.7 million, or 8.8%.

Consolidated gross profit for the nine months ended September 30, 2011 was $230.5 million compared to $187.8 million for the same period a year ago.  Gross profit as a percent of revenue for the nine months ended September 30, 2011 was 17.3%, compared to 15.8% for the same period in 2010.

For the nine months ended September 30, 2011, BioScrip generated $76.2 million of segment Adjusted EBITDA, or 5.7% as a percentage of total revenue, compared to $62.8 million, or 5.3% of total revenue for the prior year period.  The Infusion/Home Health Services segment reported $33.1 million of segment Adjusted EBITDA, or 10.0% of segment revenue, compared to $31.7 million, or 12.0% of segment revenue, in the prior year.  The Pharmacy Services segment generated $43.1 million of segment Adjusted EBITDA, or 4.3% as a percent of segment revenue, compared to $31.1 million, or 3.4% of segment revenue in the prior year.

On a consolidated basis, BioScrip reported $53.7 million of Adjusted EBITDA for the nine months ended September 30, 2011, or 4.0% of total revenue, compared to $39.2 million, or 3.3% of total revenue in the prior year.  The increase was primarily related to the acquisition of CHS and growth in discount cash card volumes.

Interest expense for the nine months ended September 30, 2011 was $21.5 million compared to $19.5 million for the same period in 2010.  The increase was related to debt issued in connection with the March 2010 acquisition of CHS.

An income tax expense of $0.2 million was recorded for the nine months ended September 30, 2011 on pre-tax net income of $1.4 million.  The effective tax rate for the nine-month period is below the statutory rate due to a reduction in our valuation allowance that offsets the expense generated by year-to-date earnings.  This compares to an income tax expense of $2.0 million recorded for the nine months ended September 30, 2010.

Net income for the nine months ended September 30, 2011 was $1.2 million, or $0.02 per diluted share.  This compares to a net loss of $2.1 million or $0.04 per share for the same period last year.

Liquidity and Capital Resources

For the nine months ended September 30, 2011, BioScrip generated $39.5 million of cash from operating activities compared to $5.9 million in the prior year.  Cash from operating activities is expected to be sufficient to fund anticipated working capital requirements, information technology investments, scheduled interest repayments and other cash needs for at least the next twelve months.

As of September 30, 2011, the Company had outstanding borrowings of $49.9 million under its senior secured revolving credit facility compared to $81.2 million as of December 31, 2010.

Conference Call

BioScrip will host a conference call to discuss its third quarter 2011 financial results on Tuesday, November 8, 2011 at 8:30 a.m. Eastern Time.  Interested parties may participate in the conference call by dialing 800-732-8470 (US), or 212-231-2904 (International), 5-10 minutes prior to the start of the call.  A replay of the conference call will be available for 48 hours after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21543695.  An audio web cast and archive of the conference call will also be available under the “Investor Relations” section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a national provider of specialty pharmacy and home health services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications and home health services.  Our services are designed to improve clinical outcomes with chronic and acute healthcare conditions while controlling overall healthcare costs.

Forward Looking Statements – Safe Harbor
This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors.  Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Reconciliation to Non-GAAP Financial Measures
EBITDA or earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA, which excludes equity-based compensation; acquisition, integration, severance and other employee costs; bad debt relating to CAP contract termination and legal settlement costs, and segment Adjusted EBITDA, which excludes from Adjusted EBITDA certain corporate overhead, are non-GAAP financial measures as defined under U.S. Securities and Exchange Commission Regulation G.  As required by Regulation G, BioScrip has provided on Schedule 4 a reconciliation of this measure to the most comparable GAAP financial measure.  The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company's continuing profitability trend.

Contacts:

Lisa Wilson
In-Site Communications, Inc.
917-543-9932

Meaghan Repko or Bryan Darrow
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

BIOSCRIP, INC

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$-	$-
Receivables, less allowance for doubtful accounts of $20,459 and $16,421
at September 30, 2011 and December 31, 2010, respectively	212,849	193,722
Inventory	37,977	66,509
Prepaid expenses and other current assets	12,980	16,696
Total current assets	263,806	276,927
Property and equipment, net	28,906	23,919
Goodwill	324,141	324,141
Intangible assets, net	26,411	30,096
Deferred financing costs	4,303	5,062
Other non-current assets	3,294	3,841
Total assets	$650,861	$663,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$51,979	$81,352
Accounts payable	75,222	80,814
Claims payable	3,524	3,037
Amounts due to plan sponsors	22,943	19,781
Accrued interest	11,569	5,766
Accrued expenses and other current liabilities	38,942	36,040
Total current liabilities	204,179	226,790
Long-term debt, net of current portion	226,946	225,117
Deferred taxes	9,338	9,140
Other non-current liabilities	3,969	2,838
Total liabilities	444,432	463,885
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized;
no shares issued or outstanding	-	-
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued:
57,361,222 and 57,042,803, respectively; shares outstanding: 54,656,554 and
54,118,501, respectively	6	6
Treasury stock, shares at cost: 2,651,336 and 2,642,398, respectively	(10,489)	(10,496)
Additional paid-in capital	373,412	368,254
Accumulated deficit	(156,500)	(157,663)
Total stockholders' equity	206,429	200,101
Total liabilities and stockholders' equity	$650,861	$663,986

BIOSCRIP, INC

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Product revenue	$406,954	$404,167	$1,200,004	$1,096,593
Service revenue	47,067	36,986	134,717	91,658
Total revenue	454,021	441,153	1,334,721	1,188,251

Cost of product revenue	353,958	344,405	1,034,752	947,624
Cost of service revenue	22,999	21,364	69,423	52,802
Total cost of revenue	376,957	365,769	1,104,175	1,000,426
Gross profit	77,064	75,384	230,546	187,825
% of revenue	17.0%	17.1%	17.3%	15.8%
Operating expenses
Selling, general and administrative expenses	60,721	55,950	176,842	146,978
Bad debt expense	3,718	5,309	13,379	12,536
Acquisition and integration expenses	-	595	-	6,694
Restructuring expense	3,454	-	8,644	-
Amortization of intangibles	1,244	1,326	4,004	2,196
Legal settlement	-	-	4,800	-
Total operating expense	69,137	63,180	207,669	168,404
% of revenue	15.2%	14.3%	15.6%	14.2%
Income from operations	7,927	12,204	22,877	19,421
Interest expense, net	7,063	8,122	21,503	19,515
Income (loss) before income taxes	864	4,082	1,374	(94)
Income tax expense	316	2,117	211	1,981
Net income (loss)	$548	$1,965	$1,163	$(2,075)

Basic weighted average shares	54,607	53,425	54,348	49,232
Diluted weighted average shares	55,338	54,210	55,054	49,232

Basic net income (loss) per share	$0.01	$0.04	$0.02	$(0.04)
Diluted net income (loss) per share	$0.01	$0.04	$0.02	$(0.04)

BIOSCRIP, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$1,163	$(2,075)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	7,824	6,211
Amortization of intangibles	4,004	2,196
Amortization of deferred financing costs	775	1,272
Change in deferred income tax	198	1,197
Compensation under stock-based compensation plans	3,982	2,726
Loss on disposal of fixed assets	157	125
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(19,127)	1,972
Inventory	28,545	(10,834)
Prepaid expenses and other assets	4,270	(6,618)
Accounts payable	(5,592)	7,100
Claims payable	487	530
Amounts due to plan sponsors	3,162	3,051
Accrued interest	5,803	13,194
Accrued expenses and other liabilities	3,892	(14,157)
Net cash provided by operating activities	39,543	5,890
Cash flows from investing activities:
Purchases of property and equipment, net	(6,499)	(6,747)
Cash consideration paid for asset acquisitions	(463)	-
Cash consideration paid to CHS, net of cash acquired	-	(92,464)
Cash consideration paid to DS Pharmacy	-	(4,969)
Net cash used in investing activities	(6,962)	(104,180)
Cash flows from financing activities:
Cash consideration paid for Option Health earn-out	-	(1,000)
Proceeds from new credit facility, net of fees paid to issuers	-	319,000
Borrowings on line of credit	1,294,569	300,310
Repayments on line of credit	(1,325,882)	(330,699)
Repayments of capital leases	(2,568)	(72)
Principal payments on CHS long-term debt, paid at closing	-	(128,952)
Principal payments on long-term debt	-	(1,250)
Repayment of note payable	-	(2,250)
Deferred and other financing costs	(22)	(8,680)
Net proceeds from exercise of employee stock compensation plans	1,460	2,990
Surrender of stock to satisfy minimum tax withholding	(138)	(128)
Net cash (used in) provided by financing activities	(32,581)	149,269
Net change in cash and cash equivalents	-	50,979
Cash and cash equivalents - beginning of period	-	-
Cash and cash equivalents - end of period	$-	$50,979

DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$15,031	$5,038
Cash paid during the period for income taxes, net of refunds	$(3,175)	$1,803

DISCLOSURE OF NON-CASH TRANSACTIONS:
Capital lease obligations incurred to acquire property and equipment	$5,930	$-

BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures
(unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Results of Operations:
Revenue:
Infusion/Home Health Services - product revenue	$89,631	$90,934	$270,477	$219,775
Infusion/Home Health Services - service revenue	19,921	20,915	58,884	44,850
Total Infusion/Home Health Services revenue	109,552	111,849	329,361	264,625

Pharmacy Services - product revenue	317,323	313,233	929,527	876,818
Pharmacy Services - service revenue	27,146	16,071	75,833	46,808
Total Pharmacy Services revenue	344,469	329,304	1,005,360	923,626

Total	$454,021	$441,153	$1,334,721	$1,188,251

Adjusted EBITDA by Segment before corporate overhead:
Infusion and Home Health Services	$10,477	$14,942	$33,062	$31,702
Pharmacy Services	15,354	10,731	43,149	31,120
Total Segment Adjusted EBITDA	25,831	25,673	76,211	62,822

Corporate overhead	(6,806)	(7,602)	(22,499)	(23,646)
Consolidated Adjusted EBITDA	19,025	18,071	53,712	39,176

Interest expense, net	(7,063)	(8,122)	(21,503)	(19,515)
Income tax expense	(316)	(2,117)	(211)	(1,981)
Depreciation	(3,088)	(2,404)	(7,824)	(6,211)
Amortization of intangibles	(1,244)	(1,326)	(4,004)	(2,196)
Stock-based compensation expense	(1,731)	(1,097)	(3,982)	(2,726)
Acquisition, integration, severance and other employee costs	(1,581)	(1,040)	(1,581)	(7,139)
Restructuring expense	(3,454)	-	(8,644)	-
Legal settlement	-	-	(4,800)	-
Bad debt expense related to contract termination	-	-	-	(1,483)
Net income (loss)	$548	$1,965	$1,163	$(2,075)

Supplemental Operating Data
Capital Expenditures:
Infusion and Home Health Services	$1,049	$977	$3,014	$2,229
Pharmacy Services	291	1,104	2,130	3,044
Corporate unallocated	347	324	1,355	1,474
Total	$1,687	$2,405	$6,499	$6,747
Depreciation Expense:
Infusion and Home Health Services	$1,341	$1,128	$3,809	$2,381
Pharmacy Services	1,075	954	3,059	3,019
Corporate unallocated	672	322	956	811
Total	$3,088	$2,404	$7,824	$6,211
Total Assets
Infusion and Home Health Services			$410,333	$415,412
Pharmacy Services			212,479	214,667
Corporate unallocated			28,049	113,802
Total			$650,861	$743,881
Goodwill
Infusion and Home Health Services			$299,643	$299,300
Pharmacy Services			24,498	24,498
Total			$324,141	$323,798